SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 13, 2006

ALLIANCE IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16609	33-0239910
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		Number)

1900 S. State College Blvd., Suite 600, Anaheim, California 92806

(Address of principal executive offices, including zip code)

714-688-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)      On November 13, 2006, Michael F. Frisch was appointed as Executive Vice President and Chief Operating Officer of the Company effective January 5, 2007.  Prior to his appointment, Mr. Frisch served as Senior Vice President, Southeast Region, from September 2004, and as Regional Vice President, Mid-Atlantic Region from November 2002 to August 2004.  From January 1999 through October 2002, Mr. Frisch served as Senior Vice President-Regional Operations of American Dental Partners, a dental practice management company.

In connection with Mr. Frisch’s appointment, his base compensation has been increased to $275,000 per year and he will be entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to 75% of his base salary.  The Compensation Committee of the Company has also granted Mr. Frisch stock options under our 1999 Equity Plan for 200,000 shares of Company common stock in connection with his appointment.  Such options are non-qualified stock options with an exercise price of $7.49 (the closing price for our stock on November 13, 2006).  The options vest over a five year period in increments of 5%, 20%, 25%, 25% and 25%, respectively, on each November 13th of 2006 through 2010.

Item 9.01:  Financial Statements and Exhibits.

(d)      Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2006	ALLIANCE IMAGING, INC.

	By:	/s/ Paul S. Viviano
Name: Paul S. Viviano
Title: Chairman of the Board and Chief Executive Officer